EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces second quarter results.

JACKSONVILLE BEACH, FLORIDA, July 28, 2003

Atlantic BancGroup, Inc. the parent company of Oceanside Bank, with three locations in the Jacksonville Beaches and East Jacksonville, Florida, announces second quarter financial results.

Atlantic BancGroup, Inc. reports that it posted net income of $292,000 for the second quarter of 2003, an increase of $88,000 or 43% over the same period of 2002. Fully diluted earnings per share increased from $0.20 (adjusted for the recent 20% stock dividend) in the second quarter of 2002 to $0.23 for the second quarter of 2003, a 15% increase. For the first six months of 2003, net income of $490,000 was recorded as compared with $312,000 for the same period in 2002, an increase of $178,000 or 57%. Fully diluted earnings per share increased from $0.32 (adjusted for the recent 20% stock dividend) for the first six months of 2002 to $0.39 for the six months ended June 30, 2003, a 22% increase.

Consolidated total assets at June 30, 2003, reached $140.5 million, an increase of 36% over the period end June 30, 2002. Consolidated deposits and consolidated net loans grew 32% and 21%, respectively, over the same period with consolidated deposits at $104.9 million and consolidated net loans at $86.6 million at June 30, 2003.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the over the counter bulletin board, symbol ATBC.OB.